EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                 INVESTOR CONTACTS:        PRESS CONTACT:
                                 Patrick Barry             Curtis Hougland
                                 CFO, Bluefly, Inc.        RLM Public Relations
                                 212- 944-8000 ext. 239    212-741-5106 ext. 220
                                 pat@bluefly.com           curtis@RLMpr.com

                                 Budd Zuckerman
                                 Genesis Select
                                 303-415-0200
                                 bzuckerman@genesisselect.com

        BLUEFLY REPORTS RECORD FOURTH QUARTER AND FULL YEAR 2005 REVENUE
                                   AND MARGINS
    Strong results fueled by sales resulting from incremental marketing spend

NEW YORK - February 22, 2006 - Bluefly, Inc. (NASDAQ SmallCap:BFLY), a leading online retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced record revenue and margin levels for the fourth quarter and full year 2005.

Highlights for the fourth quarter included:
   o Gross margin expanded by 150 basis points to 41.8% from 40.3% in fourth quarter 2004;
   o Revenue increased by 46% to $21.2 million from $14.5 million in fourth quarter 2004;
   o    Gross profit increased by nearly 52%;
   o    Operating income of $131,000;
   o    Cash balance increased by $4.3 million to $9.4 million.

Highlights for the full year 2005 included:
   o    Gross margin expanded by 160 basis points to 39.1% from 37.5% in 2004;
   o    Revenue increased by 34% to $58.8 million from $43.8 million in 2004;
   o    Gross profit increased by approximately 40%;
   o An operating loss of approximately $3.1 million, an improvement of $760,000 from the 2004 operating loss of $3.9 million.

"We are extremely pleased with our fourth quarter and full-year results," said Melissa Payner-Gregor, Bluefly's chief executive officer. "Bluefly successfully drove top-line sales to record levels in the fourth quarter while we expanded our margins by 150 basis points in the quarter and 160 basis points for the full year, and we reported operating income in the fourth quarter of 2005 that was comparable to the fourth quarter of 2004. We are encouraged by what we believe to be the preliminary positive effects of the national advertising campaign we began in fiscal 2005. Our results reflect approximately $3.2 million of spending on the campaign, primarily in the third and fourth quarters. We will continue to invest in this campaign in fiscal 2006 and are planning for solid increases in our top-line results, while maintaining margin levels comparable to those achieved in 2005."

Other financial results for the fourth quarter and the full year were as follows (all comparisons are to the fourth quarter of 2004 or the year 2004, as applicable):

   o Net loss for the fourth quarter was $55,000, compared with net income of $7,000 in the fourth quarter of 2004. Net loss per share (which includes preferred stock dividends) was $0.07 per share in the fourth quarter of both 2005 and 2004.(1)

   o Net loss for the year increased to $3.82 million from $3.79 million for 2004. Net loss per share decreased to $0.54 in 2005 from $0.55 in 2004.(2)

   o New customers acquired during the fourth quarter increased nearly 27% to 53,887 from 42,572. New customers acquired during the year increased 17% to 148,975 from 127,177.

   o Marketing expenditures for the fourth quarter increased to $3.3 million from approximately $601,000. Marketing expenditures for the year increased to nearly $6.3 million from nearly $1.5 million.

   o Gross average order size for the year increased by 17.5% to $220.17 from $187.32.

ABOUT BLUEFLY, INC.

Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its consumer public relations and other marketing initiatives; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

                                     -more-

----------
(1) Net loss per share for the fourth quarter of 2005 is based on a weighted average of 18,041,960 shares outstanding, while net loss per share for the fourth quarter of 2004 is based on a weighted average of 14,819,235 shares outstanding.

(2) Net loss per share for 2004 is based on a weighted average of 16,153,020 shares outstanding, while net loss per share for 2004 is based on a weighted average of 14,586,752 shares outstanding.

                                  BLUEFLY, INC.

           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                              THREE MONTHS ENDED                                     YEAR ENDED
                                                 DECEMBER 31,                                       DECEMBER 31,
                               ------------------------------------------------   ------------------------------------------------
                                    2005             2004             2003             2005             2004             2003
                               --------------   --------------   --------------   --------------   --------------   --------------
Net sales                      $   21,235,000   $   14,515,000   $   13,993,000   $   58,811,000   $   43,799,000   $   37,928,000
Cost of sales                      12,351,000        8,664,000        8,588,000       35,816,000       27,393,000       26,603,000
                               --------------   --------------   --------------   --------------   --------------   --------------
  Gross profit                      8,884,000        5,851,000        5,405,000       22,995,000       16,406,000       11,325,000
  Gross margin                           41.8%            40.3%            38.6%            39.1%            37.5%            29.9%

Selling, marketing and
 fulfillment expenses               7,170,000        4,185,000        3,784,000       19,841,000       13,903,000       12,061,000
General and administrative
 expenses                           1,583,000        1,526,000        1,346,000        6,299,000        6,408,000        5,207,000
                               --------------   --------------   --------------   --------------   --------------   --------------
Operating income (loss)               131,000          140,000          275,000       (3,145,000)      (3,905,000)      (5,943,000)

Interest (expense), net and
 other income                        (186,000)        (133,000)        (164,000)        (675,000)         114,000         (426,000)

Net income (loss)              $      (55,000)  $        7,000   $      111,000   $   (3,820,000)  $   (3,791,000)  $   (6,369,000)
                               ==============   ==============   ==============   ==============   ==============   ==============
Deemed dividend related to
 beneficial conversion
 feature on Series B and C
 Preferred Stock                           --               --               --               --               --         (225,000)

Preferred Stock Dividends          (1,287,000)      (1,099,000)        (871,000)      (4,958,000)      (4,275,000)      (3,225,000)
                               ==============   ==============   ==============   ==============   ==============   ==============
Basic and diluted net loss
 per share (which includes
 preferred stock dividends)    $        (0.07)  $        (0.07)  $        (0.07)  $        (0.54)  $        (0.55)  $        (0.88)
                               ==============   ==============   ==============   ==============   ==============   ==============
Weighted average shares
 outstanding                       18,041,960       14,819,235       11,613,721       16,153,020       14,586,752       11,171,018
                               ==============   ==============   ==============   ==============   ==============   ==============

SELECTED BALANCE SHEET DATA & KEY METRICS (Unaudited)

                                                DECEMBER 31,   DECEMBER 31,
                                                    2005           2004
                                                ------------   ------------
Cash (including Restricted Cash of $1,253,000
 as of December 31, 2004)                       $  9,408,000   $  7,938,000
Inventories, net                                  16,893,000     12,958,000
Other Current Assets                               3,536,000      2,559,000
Property & Equipment, net                          2,895,000      1,933,000
Current Liabilities                               11,936,000      9,413,000
Notes Payable to Related Party Shareholders
 (including interest payable)                      5,217,000      4,658,000
Shareholders' Equity                              15,865,000     11,389,000

                                   THREE MONTHS   THREE MONTHS
                                      ENDED           ENDED       YEAR ENDED     YEAR ENDED
                                   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       2005           2004           2005           2004
                                   ------------   ------------   ------------   ------------
Gross Average Order Size
 (including shipping & handling)   $     232.23   $     190.61   $     220.17   $     187.32
Customers Added During Period            53,887         42,572        148,975        127,177

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                       THREE MONTHS   THREE MONTHS
                                                          ENDED          ENDED
                                                       DECEMBER 31,   DECEMBER 31,
                                                           2005           2004
                                                       ------------   ------------
Cash flows from operating activities:
  Net income                                           $    (55,000)  $      7,000
  Adjustments to reconcile net income
   to net cash (used in) provided by operating
   activities:
    Depreciation and amortization                           328,000        223,000
    Loss on disposal of assets                                   --         35,000
    Reserve for inventory obsolescence                       36,000             --
    Non-cash expense related to warrants issued
     to supplier                                            132,000         70,000
    Provisions for returns                                  924,000        614,000
    Allowance for doubtful accounts                          71,000         75,000
    Stock option expense                                      7,000         24,000
    Changes in operating assets and liabilities:
      (Increase) decrease in:
        Inventories                                         155,000     (2,362,000)
        Accounts receivable                                 155,000       (104,000)
        Other current assets                                120,000       (149,000)
        Prepaid expenses                                    328,000        (88,000)
      (Decrease) increase in:
        Accounts payable                                  1,198,000      1,015,000
        Accrued expenses and other current
         liabilities                                        113,000        169,000
        Interest payable to related party                   150,000        138,000
        Deferred revenue                                   (179,000)        20,000
                                                       ------------   ------------
        Net cash (used in) provided by operating
         activities                                       3,483,000       (313,000)
Cash flows from investing activities:
  Purchase of property and equipment                       (183,000)      (595,000)
                                                       ------------   ------------
        Net cash (used in) investing activities            (183,000)      (595,000)
                                                       ------------   ------------
Cash flows from financing activities:
  Proceeds from exercise of Employee Stock Options        1,001,000        549,000
  Repayment of related party notes payable                       --       (236,000)
  Repayment of capital lease obligation                     (13,000)       (90,000)
                                                       ------------   ------------
        Net cash provided by financing activities           988,000        223,000
                                                       ------------   ------------
Net increase (decrease) in cash and cash equivalents      4,288,000       (685,000)
Cash and cash equivalents - beginning of period           5,120,000      7,370,000
                                                       ------------   ------------
        Cash and cash equivalents - end of period      $  9,408,000   $  6,685,000
                                                       ------------   ------------